UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 9, 2010

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Following the approval of the proposed reverse stock split at the Annual meeting of the Shareholders, the Company’s Board of Directors approved a 1 for 12 reverse stock split of the Company’s common stock, to be effective August 20, 2010.  As a result of the reverse stock split, every 12 shares of the Company’s common stock issued and outstanding on August 9, 2010 will be combined into 1 share of common stock.  The reverse stock split will not change the authorized number of shares or the par value of the Company’s common stock.

No fractional shares will be issued in connection with the reverse stock split.  If, as a result of the reverse stock split, a stockholder would otherwise hold a fractional share, the number of shares received by such stockholder will be rounded up to the next whole number.

Following the reverse stock split, the Company expects to have approximately 16.8 million shares of common stock outstanding.  The reverse stock split will affect all shares of the Company’s common stock, including common stock underlying stock options that are outstanding immediately prior to the effective time of the reverse stock split.

Additional information about the reverse stock split is available in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 4, 2010.

Item 9.01   Financial Statements and Exhibits

(d)	Exhibits.	The following material is filed as an exhibit to this Current Report on Form 8-K:

	Exhibit 99.1	Press release of Evergreen Energy, Inc., dated August 9, 2010, announcing stock split

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: August 9, 2010	By: /s/ DIANA L. KUBIK
Diana L. Kubik
Vice President and Chief Financial Officer